Exhibit 99.1

News Release

CMC Announces Appointment of Dawne S. Hickton to Board of Directors

Irving, TX – July 11, 2025 - Commercial Metals Company (NYSE: CMC) (“CMC” or the “Company”) today announced that it has named Dawne S. Hickton to the Company’s Board of Directors (the “Board”), effective October 14, 2025.

Since June 2022, Ms. Hickton has served as Chair, Chief Executive Officer, and President of Cumberland Additive, Inc., a private company focused on new technologies for specialty metals additive manufacturing. From June 2019 to June 2022, Ms. Hickton served as Executive Vice President and President, Critical Mission Solutions, a division of Jacobs Solutions Inc. (formerly Jacobs Engineering Group Inc.), an international technical professional services firm. Ms. Hickton was previously the Chief Executive Officer of RTI International Metals, Inc., a vertically integrated global supplier of titanium mill products and fabricated metal components for the aerospace, defense, and energy industries. Ms. Hickton also serves on the board of directors of Piedmont Lithium Inc. and of VMO Aircraft Leasing.

“Dawne is an accomplished executive who brings to the Board over three decades of significant leadership experience,” said Robert S. Wetherbee, CMC’s Chairman of the Board. “We look forward to benefiting from her service and insight.”

Ms. Hickton’s appointment increases the number of directors serving on the Board from nine to ten, nine of whom are independent. She will serve on the Audit and Finance Committees of the Board.

Ms. Hickton received a Bachelor of Arts from the University of Rochester and a J.D. from the University of Pittsburgh.

About CMC

CMC is an innovative solutions provider helping build a stronger, safer, and more sustainable world. Through an extensive manufacturing network principally located in the United States and Central Europe, we offer products and technologies to meet the critical reinforcement needs of the global construction sector. CMC’s solutions support early-stage construction across a wide variety of applications, including infrastructure, non-residential, residential, industrial, and energy generation and transmission.

Media Contact:

Susan Gerber

214.689.4300